Exhibit 5

March 8, 2019

Board of Directors

ACNB Corporation

16 Lincoln Square

Gettysburg, PA 17325

RE:                          ACNB Corporation

Registration Statement on Form S-8

Our File No.: 099

Ladies and Gentlemen:

We have acted as Special Counsel to ACNB Corporation, a Pennsylvania business corporation (the “Corporation”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) pertaining to the Corporation’s 2018 Omnibus Stock Incentive Plan (the “Plan”) for the registration of 400,000 shares of common stock, par value $2.50 per share, of the Corporation with the U.S. Securities & Exchange Commission for issuance under the Plan.

In connection with the Registration Statement, we have examined the following documents:

•                  The Corporation’s Amended and Restated Articles of Incorporation;

•                  The Corporation’s Amended and Restated Bylaws;

•                  Resolutions adopted by the Corporation’s Board of Directors relating to the Registration Statement as certified by the Secretary of the Corporation;

•                  The proposal to adopt the Plan approved by the Corporation’s shareholder’s at the Corporation’s 2018 annual meeting of shareholders as certified by the Secretary of the Corporation;

•                  The Plan; and

•                  The Registration Statement.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies thereof. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

On the basis of the foregoing and in reliance thereon, it is our opinion that the Corporation’s common stock, par value $2.50 per share, issuable under the Plan, when issued in accordance with the terms, conditions and provisions of the Plan and the Registration Statement will be legally and validly issued, fully paid and non-assessable.

In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan, a sufficient number of authorized shares available for issue.

We consent to the use of this opinion as an exhibit to the Corporation’s Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended or the rules and regulations thereunder.

Very truly yours,

/s/ Bybel Rutledge LLP

BYBEL RUTLEDGE LLP